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             Amended and Restated TriMas Articles of Incorporation
             -----------------------------------------------------

         TriMas Corporation, a corporation organized and existing under the Laws of the State of Delaware (the "Company"), hereby certifies as follows:

         FIRST: The name of the Company is TriMas Corporation. The Company was originally incorporated under the name Campbell Industries, Inc. The date of filing its original Certificate of Incorporation with the Secretary of State was May 30, 1986.

         SECOND: This Restated Certificate of Incorporation restates and amends the provisions of the Certificate of Incorporation of the Company as heretofore amended or supplemented.

         THIRD: The text of the Restated Certificate of Incorporation is hereby restated with amendments to read as herein set forth in full:

         1. The name of the Company is

                               TriMas Corporation

         2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is the Corporation Trust Company.

         3. The nature of the business or purpose to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

         4. The total number of shares of capital stock which the Company shall have authority to issue shall be five hundred million (500,000,000) shares, of which four hundred million (400,000,000) shares shall constitute common stock, par value one cent ($.01) per share, and one hundred million (100,000,000) shares shall constitute preferred stock, par value one cent ($.01) per share.

         Effective as of the close of business on the date of filing of this Amended and Restated Certificate of Incorporation pursuant to the Delaware General Corporation Law (the "Effective Time"), each share of the Company's common stock, par value $0.01 per share (the "Old Common Stock"), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified into six thousand (6,000) shares of common stock, par value $0.01 per share, of the Company (the "New Common Stock"). Each certificate that theretofore represented shares of Old Common Stock shall thereafter represent that number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified; provided that each person holding of record a stock certificate or certificates that represented shares of

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Old Common Stock shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of New Common Stock to which such person is entitled under the foregoing reclassification.

         The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions of the common and preferred stock are as follows:

         A. Each share of common stock shall be equal in all respects to all other shares of such stock, and each share of outstanding common stock is entitled to one vote.

         B. Each share of preferred stock shall have or not have voting rights as set forth in the Certificate of Designation with respect to such stock.

         Dividends on all outstanding shares of preferred stock must be declared and paid, or set aside for payment, before any dividends can be declared and paid, or set aside for payment, on the shares of common stock with respect to the same dividend period.

         In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the holders of the preferred stock shall be entitled, before any assets of the Company shall be distributed among or paid over to the holders of the common stock, to an amount per share as set forth in the Certificate of Designation with respect to such stock. After the making of such payments to the holders of the preferred stock, the remaining assets of the Company shall be distributed among the holders of the common stock alone, according to the number of shares held by each. If, upon such liquidation, dissolution or winding up, the assets of the Company distributable as aforesaid among the holders of the preferred stock shall be insufficient to permit the payment to them of the amount to which they are entitled, the entire assets shall be distributed as provided in the Certificates of Designation of the outstanding preferred stock.

         The Board of Directors shall have authority to divide the shares of preferred stock into series and fix, from time to time before issuance, the number of shares to be included in any series and the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof. The authority of the Board of Directors with respect to each series shall include the determination of any or all of the following, and the shares of each series may vary from the shares of any other in the following respects: (a) the number of shares constituting such series and the designation thereof to distinguish the shares of such series from the shares of all other series;
     (b) the rate of dividend, cumulative or noncumulative, and the extent of further participation in dividend distribution, if any; (c) the prices at which issued (at not less than par) and the terms and conditions upon which the shares

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     may be redeemable by the Company; (d) sinking fund provisions for the redemption or purchase of shares, (e) the voting rights; (f) the terms and conditions upon which the shares are convertible into other classes of capital stock of the Company, if such shares are to be convertible; and (g) the relative priority with respect to payment of dividends and any distribution of assets of each series of preferred stock.

         C. No holder of any class of capital stock issued by this Company shall be entitled to pre-emptive rights.

         5. The Company expressly elects not to be governed by Section 203 of the General Corporation Law of Delaware.

         6. The business and affairs of the Company shall be managed by or under the direction of a Board of Directors, the exact number of directors to be determined from time to time by resolution adopted by affirmative vote of a majority of the entire Board of Directors.

         7. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

         To make, alter or repeal the by-laws of the Company.

         To authorize and cause to be executed mortgages and liens upon the real and personal property of the Company.

         To set apart out of any of the funds of the Company available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

         8. Meetings of stockholders may be held outside the State of Delaware, if the by-laws so provide. The books of the Company may be kept (subject to any provision of law) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the Company. Elections of Directors need not be by written ballot unless the by-laws of the Company shall so provide.

         9. The Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

         10. To the extent permitted by Section 102(b)(7) of the Delaware General Corporation Law, as the same may be supplemented and amended, no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the Company or its stockholders, (b) for acts or

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omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law, or (d) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article 10 shall not increase the liability of any director of the Company for any act or occurrence taking place prior to such repeal or modification, or otherwise adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

         11. A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer or employee of the Company, whether the basis of such proceeding is alleged action in an official capacity as a director, officer or employee or in any other capacity while serving as a director, officer, or employee, shall be indemnified and held harmless by the Company to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including, without limitation, attorneys' fees, judgment, fines and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer or employee and shall inure to the benefit of such person's heirs, executors and administrators. The Company shall indemnify a director, officer or employee in connection with an action, suit or proceeding (other than an action, suit or proceeding to enforce indemnification rights provided for herein or elsewhere) initiated by such director, officer or employee only if such action, suit or proceeding was authorized by the Board of Directors. The right to indemnification conferred in this Paragraph A shall be a contract right and shall include the right to be paid by the Company the expenses incurred in defending any action, suit or proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in such person's capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person) in advance of the final disposition of an action, suit or proceeding shall be made only upon delivery to the Company of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such director or officer is not entitled to be indemnified for such expenses under this Article 11 or otherwise.

     B. The Company may, to the extent authorized from time to time by the Board of Directors, provide indemnification and the advancement of expenses, to any agent of the Company and to any person who is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, to such extent and to such effect as the Board of Directors shall determine to be appropriate and permitted by applicable law, as the same exists or may hereafter be amended.

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     C. The rights to indemnification and to the advancement of expenses conferred in this Article 11 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation or by-laws of the Company, agreement, vote of stockholders or disinterested directors or otherwise.

         FOURTH: This Restated Certificate of Incorporation was duly adopted by the Board of Directors and approved by stockholders in accordance with Sections 242 and 245 of the General Corporation Law of Delaware by appropriate votes of the Board of Directors and the stockholders of the Company.





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         IN WITNESS WHEREOF, said TRIMAS CORPORATION has caused this Certificate to be signed by Grant Beard, its President, and attested by R. Jeffrey Pollock, Esq., its Secretary, this 4th day of June, 2002.

                                            TRIMAS CORPORATION

                                            By: /s/ Grant Beard
                                                --------------------------------
                                                Grant Beard
                                                President

ATTEST:

/s/ R. Jeffrey Pollock
-------------------------------
R. Jeffrey Pollock, Esq.
Secretary